Exhibit 99.2

Jamba, Inc. Stockholders Elect Fritzi Woods to Board of Directors

EMERYVILLE, Calif., May 19, 2011 –Jamba, Inc., (NASDAQ: JMBA), today announced the election by the Company’s stockholders of Fritzi Woods to its Board of Directors and the appointment by the Board of Directors of Ms. Woods as an independent member of its Audit Committee, effective May 19, 2011.

“We are pleased to welcome Fritzi to our Board of Directors. With her extensive experience in finance, food service, and the public markets we believe Fritzi will be a great addition to our Board,” said James D. White, chairman, president, and chief executive officer, Jamba, Inc.

Ms. Woods is currently President and CEO of Women’s Foodservice Forum (WFF), a leadership development association, leading the foodservice industry efforts to develop gender-diverse leadership talent for all segments of the foodservice industry. Prior to WFF, Ms. Woods was the Chairman and CEO at PrimeSource FoodService Equipment, Inc., where she led the nation’s tenth largest foodservice equipment company that specialized in quick-service restaurant chains, annually managed 1,000 new restaurant openings, and supported over 19,000 established restaurants in the U.S. and 46 other countries.

Prior to joining PrimeSource, Fritzi served in multiple senior executive roles at The Dallas Morning News and as Finance Controller for the Semi Conductor Manufacturing Division of Motorola, where she co-founded the Motorola Semiconductor Processing Segment Workforce Diversity Advisory Board, responsible for developing and implementing the strategic direction of SPS’s recruiting and retention programs reporting directly to the Division President. She also served as the Executive Deputy Director for the Office of Administration at the Texas Natural Resources Conservation Commission, the state-wide E.P.A. and as Chief Financial Officer and Vice President of Finance and Administration at the Greater Houston Convention & Visitors Bureau. Ms. Woods started her career as an auditor with Arthur Andersen & Co.

Fritzi is an active member of the Young President’s Organization, Women Corporate Directors, and the International Women’s Forum. Within her community, Fritzi is a Board Member of Parkland Hospital Foundation, chairs the Audit Committee and serves on the Finance Committee. She is a Trustee of Southwest Medical Foundation and serves on the boards of United Way and Grace Fort Gouldsby Scholarship Foundation. She is a former member of the Baylor Oral Health Foundation, Dallas Historical Foundation and served as Chairman of the board for the Dallas Convention & Visitors Bureau. Fritzi has also devoted her time to Dallas County Community College District Foundation, Promise House, Girls Inc., and Girl Scouts of America. She is a mother of five children, and resides in Dallas, Texas with her husband, Timothy.

At its 2011 Annual Meeting of Stockholders held on May 19, 2011, the Company’s stockholders also elected the following additional members of the Board of Directors to continue to serve until the next annual meeting or until their successors are duly elected and qualified: James D. White, Lesley H. Howe, Richard L. Federico, Brian Swette, Michael Depatie, Beth Bronner, Andrew R. Heyer, and Michael Serruya.

About Jamba, Inc.

Jamba, Inc. (NASDAQ: JMBA) is a holding company which through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. Founded in 1990, Jamba Juice is a leading destination for specialty better-for-you beverage and food offerings, including great tasting whole fruit smoothies, fresh squeezed juices, hot beverages including organic coffee and tea, hot oatmeal made with organic steel cut oats, wraps, salads, sandwiches, California Flatbreads™, premium frozen yogurt, and a variety of baked goods and snacks. Jamba-branded products for at-home enjoyment are also available through select retailers across the Nation. As of April 18, 2011, Jamba Juice had 744 locations consisting of 308 company-owned and operated stores and 436 franchise stores. For more information about Jamba Juice visit our website at www.jambajuice.com or call 1-866-4R-FRUIT (473-7848).

CONTACT

For Jamba, Inc

Don Duffy, ICR

203.682.8200

investors@jambajuice.com